CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.2

THIS EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT (hereinafter, this ‘Agreement’) is made effective as of the 23rd day of July, 2013.
BETWEEN

(1)
LIGAND PHARMACEUTICALS INCORPORATED, a company incorporated in the State of Delaware whose registered office is at 11119 North Torrey Pines Road, Suite 200, La Jolla, CA 92037, USA (the ‘Licensor’); and

(2)	ETHICOR PHARMACEUTICALS LTD, a company registered in England with number 7984924, whose registered office is at 1st Floor, 24/25 New Bond Street, Mayfair, London, W1S 2RR, United Kingdom (‘Ethicor’),
(each a ‘Party’ and together the ‘Parties’).

RECITALS:
WHEREAS, Ethicor is engaged in the manufacture, sale, marketing and distribution of unapproved medicinal products in the Territory;
WHEREAS, the Licensor is a pharmaceutical company engaged in the development, manufacture, sale, marketing and distribution of pharmaceutical products globally;
WHEREAS, the Licensor has developed the API (as hereinafter defined) for the treatment of osteoporosis and other diseases in humans;
WHEREAS, Ethicor is willing to procure the Product(s) (as hereinafter defined) and distribute them, in accordance with Applicable Laws (as hereinafter defined), as an unapproved medicine in the Territory (as hereinafter defined) and the Licensor is willing to grant Ethicor an exclusive License (as hereinafter defined) in the Territory as set forth herein; and
WHEREAS, the Parties now wish to enter into this Agreement to set out the terms under which the Licensor will grant the License to Ethicor to commercialize the Product(s) in the Territory.
NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement the following words shall have the following meanings:
1.1.1 ‘Affiliate’ means, with respect to a Person, any Person that is controlled by, controls, or is under common control with such first Person, as the case may be. For purposes of this Section 1.1.1, the term “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the voting interest in the entity in question, or fifty percent (50%) or more interest in the income of the entity in question; provided, however, that if local law requires a minimum percentage of local ownership of greater than fifty percent (50%), control will be established by direct or indirect beneficial ownership of one hundred percent (100%) of the maximum ownership percentage that may, under such local law, be owned by foreign interests, or (b) possession, directly or indirectly, of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise);
1.1.2 ‘Applicable Laws’ means all legislation, laws, codes and guidance notes directly or indirectly applicable to the performance of the Agreement including, but not limited to, the commercialization and/or distribution of the Products in the Territory, as in effect from time to time;
1.1.3 ‘Active Pharmaceutical Ingredient’ or ‘API’ means the active pharmaceutical ingredient [***] or combination thereof.
1.1.4 ‘Calendar Quarter’ means each period of three months beginning on the first day of January, April, July and October in each calendar year;
1.1.5 ‘Commencement Date’ means the date of this Agreement;
1.1.6 ‘Commercially Reasonable Efforts’ means efforts which, consistent with the exercise of prudent scientific and business judgment:

(a)
are normally used by a similarly situated [pharmaceutical] company in the Territory in connection with the manufacture, use or sale of those products which it owns or has exclusive rights to and which are at a similar stage of development and have similar commercial potential in the Territory to the Product; and

(b)	conform with the requirements of the Relevant Regulatory Authority and the Applicable Laws;
1.1.7 ‘Control’ or ‘Controlled’ means, with respect to any information, material or Intellectual Property right, that a Party owns or has a license to such information, material or Intellectual Property right, as applicable, and has the ability to grant to the other Party access to, or a license or sublicense under, such information, material or Intellectual Property right as provided under the terms of this Agreement;
1.1.8 ‘Ethicor’s Facsimile Number’ means [***] or such other number as Ethicor may notify to the Licensor pursuant to clause 19;
1.1.9 ‘Field’ means the treatment of human diseases.
1.1.10 ‘Intellectual Property’ means all inventions, patents (and related patent applications), utility models, design rights (registered or unregistered), database rights, copyright and trade marks (both registered and unregistered), data, know-how, technology and other proprietary rights, together with all rights to the grant of and applications for the same and including all similar or analogous rights and all other rights in the nature of intellectual and industrial property throughout the world;
1.1.11 ‘Interest Rate’ means the rate of [***];
1.1.12 ‘License’ means an exclusive (even as to Licensor), transferable (to the extent provided in clause 16) license during the term of this Agreement under the Licensor Intellectual Property, with the right to grant sublicenses (subject to clause 2.14), to develop, formulate, make, have made, use, Market and otherwise commercialize and exploit the Products for use in the Field in the Territory;
1.1.13 ‘Licensor’s Facsimile Number’ means [***] or such other number as the Licensor may notify to Ethicor pursuant to clause 19;
1.1.14 ‘Licensor Intellectual Property’ means any Intellectual Property necessary or useful to make, have made, use, sell or have sold the Products in the Territory that at any time during the Term is Controlled by Licensor or any of its Affiliates (including, without limitation, the Product Data);
1.1.15 ‘Market’ means to promote, distribute, market and sell Products in the Territory;
1.1.16 ‘Marketing Authorisation’ in relation to a country or region in the Territory means the grant of registration approval or license provided by the Relevant Regulatory Authority in such country or region for the manufacture of Products or Marketing in such country or region;
1.1.17 ‘Net Sales’ means the gross amounts invoiced by or on behalf of Ethicor [***] for sales of Products[***], less [***]:

(a)	[***];

(b)	[***];

(c)	[***]; and

(d)	[***].

1.1.18 ‘Person’ means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.1.19 ‘Product Data’ has the meaning set forth in clause 3.2;
1.1.20 ‘Post Termination Sales Period’ means a period of [***] following expiration or termination of this Agreement;
1.1.21 ‘Product(s)’ means all oral preparations, compositions and formulations that contain the API, whether alone or in combination with other active pharmaceutical ingredients. For the avoidance of doubt, the Product does not include any topical formulations containing the API;
1.1.22 ‘Relevant Regulatory Authority’ in relation to a country or region in the Territory, means the government authority, whether Federal, State or municipal, regulating the manufacture or Marketing of therapeutic substances in such country or region;
1.1.23 ‘Sublicense Fees’ means all cash and non-cash consideration (including upfront payments, license fees, and development milestone payments) received by Ethicor or its Affiliates from a third party in consideration for a grant to or exercise by such third party of a license or grant of other rights to develop or commercialize any Product in the Territory. Notwithstanding the foregoing, [***];
1.1.24 ‘Term’ means the period during which this Agreement is in force;
1.1.25 ‘Territory’ means the countries specified in Schedule 1 (as the same may be amended pursuant to clause 9.3);
1.1.26 ‘Year’ means [***] each consecutive period of twelve (12) months thereafter (or portion thereof) during the Term.

1.2	References to clauses and schedules are to the clauses of and schedules to this Agreement and all of the schedules shall form part of and shall be deemed to be incorporated in this Agreement.

1.3	Headings are for convenience only and shall be ignored in interpreting this Agreement.

2.	ETHICOR’S UNDERTAKINGS
Ethicor undertakes:

2.1	subject to all Applicable Laws, to use its Commercially Reasonable Efforts to Market the Product in the Territory;

2.2
to (i) enter into contracts to produce, test and validate directly or indirectly (through a third-party contract manufacturer) the API within [***] of the Commencement Date and (ii) enter into contracts with third-party contract manufacturers who will undertake to manufacture the final Product in tablet formation within [***] of the commencement of API production ([***]);

2.3	to submit to Licensor written documentation [***] within [***] of the completion of the manufacture of the first batch of each of the API and finished Product;

2.4	once the testing and validation activities described in clause 2.2(i) are completed, to be responsible for obtaining its own supply of API and finished Product for the Territory, [***];

2.5
to initiate a program of seminars, symposiums or similar forums with key opinion leaders in the field of osteoporosis within [***] of the availability of API in the Territory (and Licensor will have the opportunity to attend such seminars, symposiums or similar forums following written notification of the intended date and location); [***];

2.6	to refrain from actively seeking end-users for the Products in any country which is outside the Territory;

2.7	to pay or ensure payment to the Licensor of all sums due to the Licensor in respect of sales of the Product in accordance with the terms of this Agreement;

2.8
not to represent itself as an agent of the Licensor for any purpose nor pledge the Licensor’s credit or give any condition or warranty or make any representation on the Licensor’s behalf or commit the Licensor to any contracts without the Licensor’s prior written consent;

2.9	to keep reasonable books of account and records with respect to sales transactions relating to the Products (and to require any sublicensee to do likewise);

2.10
to allow the authorized representatives of the Licensor, no more than once every six months, to have access to the premises of Ethicor during normal business hours on reasonable notice for the purpose of inspecting the aforesaid books and records with respect to sales made during the Term and during the Post Termination Sales Period (and to permit a similar right for Licensor under any Sublicense Agreement (as hereinafter defined)) to the extent provided in clause 4.9 and clause 5.4;

2.11
to use the Licensor Intellectual Property only for the purposes of exercising its rights and performing its obligations under this Agreement and not to represent itself as the owner of such Intellectual Property;

2.12
to immediately bring to the attention of the Licensor any improper or wrongful use in the Territory of the Licensor Intellectual Property which comes to its notice and at the request and cost of the Licensor assist the Licensor in taking all steps to defend the Licensor Intellectual Property ;

2.13	to set up a pharmacovigilance (PV) program to share data recorded in that program with the Licensor on terms to be mutually agreed with Licensor;

2.14
in connection with the sublicense of the License rights granted under this Agreement, to (a) obtain the prior written consent of Licensor to any such sublicense (such written consent not to be unreasonably withheld), (b) ensure that any such sublicense of the License rights shall be made pursuant to a written sublicense agreement (each a ‘Sublicense Agreement’), (c) ensure that any such Sublicense Agreement shall be consistent with and subject to the terms and conditions of this Agreement, (d) ensure that any such Sublicense Agreement shall terminate no later than the expiration or termination of this Agreement (unless otherwise agreed by the Parties), (e) remain fully responsible to Licensor for the performance of its sublicensees and remain obligated to make all payments due to Licensor under the terms of this Agreement with respect to the activities of its sublicensees, and (f) provide a complete, executed copy of any Sublicense Agreement within [***] of execution thereof;

2.15
to provide to Licensor copies of any filings with the Relevant Regulatory Authority made by or on behalf of Ethicor related to the Products in the Territory promptly after filing and to provide copies to Licensor of any significant correspondence to and from any Relevant Regulatory Authority related to Products in the Territory promptly after receipt or sending, solely for Licensor’s, its Affiliates’ or its sublicensees’ use in connection with the development, use and sale outside the Territory of pharmaceutical products containing the API (including Products); [***]; and

2.16	to fund all development and regulatory costs associated with the development and/or commercialization of the Products in the Field in the Territory incurred by Ethicor following the Commencement Date.

3.	LICENSOR’S UNDERTAKINGS
The Licensor undertakes:

3.1	to grant (and Licensor hereby grants) Ethicor the License;

3.2
to provide Ethicor with any and all data and information in the English language that is in Licensor’s Control and that is necessary or useful to exercise the License (collectively, the “Product Data”) (Licensor will provide Ethicor with all Product Data existing as of the Commencement Date promptly after the Commencement Date, and will provide Ethicor with any Product Data generated or obtained after the Commencement Date as soon as reasonably practicable after such Product Data is generated or obtained and in Licensor’s Control);

3.3	to provide such information and support as may reasonably be requested by Ethicor to enable it to properly and efficiently to discharge its duties under this Agreement;

3.4
not to provide the formulation, specifications or other information related to the Product to any third party in the Territory without the express written consent of Ethicor nor to grant any rights to the Product to any third party in the Territory;

3.5	not to knowingly supply the Product to any third party outside the Territory for sale inside the Territory;

3.6	to notify Ethicor as soon as reasonably practicable of any matters which are reasonably likely to be of interest, use or benefit to Ethicor in the Marketing of the Products; and

3.7
in the event that the Licensor and Ethicor agree that it is in their mutual interests for Ethicor to seek Marketing Authorisation for any Product, to provide such information and support as may reasonably be requested by Ethicor to enable Ethicor properly and efficiently to discharge its duties under this Agreement (including information under Licensor’s Control to enable Ethicor to ensure that any and each Marketing Authorisation in the Territory remains accurate and up to date) and comply with the requirements of the Relevant Regulatory Authority and the Applicable Laws, having regard to the fact that Ethicor will be the holder of the Marketing Authorisations.

4.	FINANCIAL TERMS

4.1	Ethicor shall book all sales of the Products in the Territory and shall have discretion over all pricing and other terms of sale of the Products in the Territory.

4.2
Ethicor shall pay to the Licensor royalties equal to [***] of Net Sales during the period that begins on the Commencement Date and ends ten (10) Years thereafter (the “Royalty Term”). After the Royalty Term, the License [***] under this Agreement. Ethicor shall pay such royalties to Licensor on a Calendar Quarter basis, within [***] after the end of the Calendar Quarter in which the applicable Net Sales are invoiced.

4.3
Ethicor shall pay to the Licensor the following one-time, non-refundable sales milestone payments (each payable only one time regardless of the number of times achieved), [***] after the end of the calendar year in which the applicable sales milestone is achieved:

(a)	USD $2,000,000, upon reaching Net Sales of USD $20,000,000 in the Territory in a calendar year;

(b)	USD $4,000,000 upon reaching Net Sales of USD $40,000,000 in the Territory in a calendar year; and

(c)	USD $10,000,000 upon reaching Net Sales of $100,000,000 in the Territory in a calendar year.

4.4	Ethicor shall pay to the Licensor [***] of any Sublicense Fees, within [***] after receipt of any such Sublicense Fees.

4.5
All amounts payable hereunder shall be paid in U.S. Dollars. In calculating the amounts due Licensor hereunder, any currency conversions necessary in applying the above principles shall be made using the average official rate of exchange for such currencies published in The Financial Times of London, over the Calendar Quarter period in which such Net Sales were invoiced or such Sublicense Fees were received.

4.6
Any payment due and payable to Licensor under this Agreement, including any royalty payment, made by Ethicor after the date such payment is due and payable shall bear interest as of the day after the date such payment was due and payable and shall continue to accrue such interest until such payment is made at a rate equal to [***].

4.7
All payments made to Licensor hereunder shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including, for example, in the case of royalty payments, the gross amount invoiced by Ethicor, its Affiliate or sublicensee for sale or other disposition of Product on a country-by-country basis in the local currency, itemized deductions against such gross amount in accordance with clause 1.1.17, Net Sales on a country-by-country basis, and, if applicable, the exchange rate utilized to convert a local currency to U.S. Dollars.

4.8	[***]. Each Party agrees to cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect.

4.9
Ethicor shall permit an independent public accountant designated by Licensor and reasonably acceptable to Ethicor, to have access, no more than [***] during the Term and no more than [***] following the expiration or termination of this Agreement, during regular business hours and upon at least[***] written notice, to Ethicor’s records and books to the extent necessary to determine the accuracy of Net Sales reported, and payments made, by Ethicor to Licensor within the [***] period immediately preceding such an audit. The independent public accountant shall disclose to Licensor only [***]. If such examination results in a determination that Net Sales or payments have been misstated, over or under paid amounts due shall be paid promptly to the appropriate Party. All matters reviewed by such independent public accountant shall be deemed Confidential Information of Ethicor and shall subject to clause 12.

5.	REPRESENTATIONS, WARRANTIES AND COVENANTS.

5.1	Each Party hereby represents and warrants to the other Party as of the Commencement Date, as follows:

5.1.1
such Party (i) has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement;

5.1.2
this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

5.1.3	such Party is not aware of any pending or threatened litigation (and has not received any communication relating to any pending or threatened litigation) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement such Party would violate, any of the Intellectual Property rights of any Person (after giving effect to the license grants in this Agreement);

5.1.4
all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations under this Agreement have been obtained (other than such consents, approvals and authorizations that such Party will obtain in the course of performing its obligations under this Agreement); and

5.1.5
the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate in any material way any requirement of Applicable Law, (ii) do not conflict with or violate any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, and (iii) do not conflict with, violate, or breach or constitute a default or require any consent under, any material contractual obligation or court or administrative order by which such Party is bound.

5.2
Ethicor has not, directly or indirectly, offered, promised, paid, authorized or given, and will not in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as hereinafter defined) or Other Covered Party (as hereinafter defined) for the purpose of: (i) influencing any act or decision of the Government Official or Other Covered Party; (ii) inducing the Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person, in any way related to this Agreement.

For purposes of this Agreement: (i) "Government Official" means any official, officer, employee or representative of: (A) any federal, state, provincial, county or municipal government or any department or agency thereof; (B) any public international organization or any department or agency thereof; or (C) any company or other entity owned or controlled by any government; and (ii) "Other Covered Party" means any political party or party official, or any candidate for political office.

5.3
Ethicor maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, including records of payments to any third parties, Government Officials and Other Covered Parties; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.4
Ethicor shall permit Licensor, at Licensor’s expense, to visit and inspect Ethicor’s properties, to examine its books of account and records and to discuss Ethicor's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Licensor; provided, however, Ethicor may exclude information (a) if in the opinion of counsel to Ethicor, such exclusion is reasonably necessary to preserve attorney-client privilege with respect to a material matter or (b) if there exists, as to Licensor, an actual or potential conflict of interest between Licensor and Ethicor. Such visits shall be limited to once per year.

5.5
In performing under this Agreement, Ethicor and its Affiliates agree to comply with all applicable anti-corruption laws, including, without limitation: Foreign Corrupt Practices Act of 1977, as amended ("FCPA"); the anti-corruption laws of the Territory; and all laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

5.6
Any third party who represents Ethicor or its Affiliates in connection with, or who will be involved in performing, this Agreement or any related activity, shall certify to compliance with all applicable anti-corruption laws and the obligations set forth in clauses 5.2 through 5.9 prior to any involvement in this Agreement or any related activity.

5.7
Ethicor is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

5.8
No political contributions or charitable donations shall be given, offered, promised or paid at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity, without Licensor’s prior written approval.

5.9
In the event that Ethicor violates the FCPA, the anti-corruption laws of the Territory or any other applicable anti-corruption law or breaches any provision in clauses 5.2 through 5.9, Licensor shall have the right to unilaterally terminate this Agreement. In addition, Ethicor shall defend, indemnify and hold harmless Ligand from and against any and all costs, damages, losses, liabilities, expenses, judgments, fines, settlements and any other amounts of any nature, including reasonable attorneys' fees arising from any improper payment made in violation of the FCPA, any applicable anti-corruption laws or clauses 5.2 through 5.9, directly or indirectly, by, on behalf of or with the knowledge of Ethicor, in relation to this Agreement."

5.10
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY (AND THEIR RESPECTIVE AFFILIATES) HEREBY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY TECHNOLOGY LICENSED UNDER THIS AGREEMENT, INCLUDING ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE. FOR THE AVOIDANCE OF DOUBT, NOTHING CONTAINED IN THIS CLAUSE 5.10 SHALL OPERATE TO LIMIT OR INVALIDATE ANY EXPRESS WARRANTY CONTAINED HEREIN.

6.	INDEMNITY

6.1
Licensor will defend, indemnify and hold harmless Ethicor and its Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Ethicor Indemnified Parties”) from and against any and all claims, actions, lawsuits and investigations brought by a third party (“Third Party Claims”) and will pay any settlements, awards, fines and reasonable attorney’s fees and expenses and court costs associated with such Third Party Claims (collectively, “Losses”), in each case to the extent arising from or relating to: (a) any breach by Licensor of any of its representations, warranties or undertakings under this Agreement or (b) any allegation that any Product in the Field in the Territory infringes the Intellectual Property of any third party.

6.2
Ethicor will defend, indemnify and hold harmless Licensor and its Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Licensor Indemnified Parties”) from and against any and all Third Party Claims and will pay any Losses, in each case to the extent arising from or relating to (a) any breach by Ethicor of any of its representations, warranties or undertakings under this Agreement or (b) the exploitation by or under the authority of Ethicor of the License (except for any allegation that any Product in the Field in the Territory infringes the Intellectual Property of any third party).

6.3
A Party will give the other Party written notice of any Third Party Claim for which the first Party seeks indemnification under clause 6.1 or clause 6.2 (as applicable) promptly; provided, however, that the failure to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the indemnifying Party demonstrates actual damage caused by such failure. The indemnifying Party may elect to direct the defense or settlement of any Third Party Claim by giving written notice to the indemnified Party, which election will be effective immediately upon receipt by the indemnified Party of such written notice of election. The indemnifying Party will have the right to employ counsel reasonably acceptable to the indemnified Party to defend any such Third Party Claim, or to compromise, settle or otherwise dispose of the same, if the indemnifying Party deems it advisable to do so, all at the expense of the indemnifying Party; provided, however, that the indemnifying Party will not settle, or consent to any entry of judgment in, any such Third Party Claim without obtaining either: (i) an unconditional release of all of the Ethicor Indemnified Parties or Licensor Indemnified Parties, as the case may be, from all liability with respect to all claims underlying such Third Party Claim or (ii) the prior, written consent of the indemnified Party, not to be unreasonably withheld or delayed. The Parties will reasonably cooperate with each other in any such Third Party Claim and will make available to each other any books or records reasonably useful for the defense of any such Third Party Claim.

6.4
Notwithstanding anything to the contrary, the indemnification set forth in clause 6.1 and clause 6.2 will not apply to the extent that acts or omissions of an indemnified Party (or its indemnitees) constitute fraud, negligence or willful misconduct of such Party or its indemnitees.

7.	LIABILITY

7.1
NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ([***]) ARISING OUT OF OR RELATING TO THIS AGREEMENT, SUCH PARTY’S PERFORMANCE HEREUNDER, OR ANY PRODUCTS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE).

7.2
EACH PARTY’S MAXIMUM CUMULATIVE LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, OR ANY PRODUCTS, REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), WILL NOT EXCEED [***] IN THE AGGREGATE.

7.3
Notwithstanding anything to the contrary, the exclusions and limitations of liability set forth in clause 7.1 and clause 7.2 will not apply: (i) to the extent that acts or omissions of a Party constitute fraud, negligence or willful misconduct, (ii) to indemnity obligations under clause 6.1 or clause 6.2 with respect to Third Party Claims or (iii) to any liability which cannot be excluded by applicable law.

8.	DURATION AND TERMINATION

8.1
This Agreement shall come into effect on the Commencement Date and shall continue in force for ten (10) Years from the Commencement Date (the ‘Initial Term’). At the end of the Initial Term, or any subsequent term pursuant to a renewal under this clause (‘Renewed Term’), this Agreement will automatically renew for consecutive periods of five (5) Years each, unless either Party provides the other Party with written notice of non-renewal not less than six (6) months prior to the expiry of the Initial Term or the Renewed Term. The Initial Term and each Renewed Term shall be subject to earlier termination in accordance with this clause 8.

8.2
Without prejudice to any other rights to which it may be entitled, either Party may give notice in writing to the other terminating this Agreement with immediate effect if the other Party is in breach of any material term hereof and (if such breach is remediable) fails to remedy such breach within [***] of that Party being notified of such breach. In addition, the unaffected Party may terminate this Agreement as to any affected country or jurisdiction within the Territory, on a country-by-country or jurisdiction-by-jurisdiction basis, pursuant to clause 13.2.

8.3	Ethicor may terminate this Agreement for convenience at any time upon six (6) months prior, written notice to Licensor.

8.4	In addition to the other termination rights under this Agreement, Licensor may terminate this Agreement on a country-by-country basis upon written notice to Ethicor if [***].

9.	EFFECTS OF EXPIRATION OR TERMINATION

9.1	Expiration or termination of this Agreement howsoever caused shall be without prejudice to any rights or liabilities accrued at the date which this Agreement expires or terminates.

9.2	Upon any expiration or termination of this Agreement in its entirety:

9.2.1	the Licensor must, if requested to do so by Ethicor, allow Ethicor to fulfil all binding purchase orders for Products in place as of the effective date of such expiration or termination;

9.2.2	Ethicor shall be permitted for the Post Termination Sales Period to sell and distribute any stocks of the Products as it may at the time have in store or under its control; and

9.2.3	subject to this clause 9.2 all other rights and Licenses hereunder shall terminate on the date when this Agreement expires or terminates.

9.3	Upon any termination of this Agreement as to a country or jurisdiction within the Territory:

9.3.1
the Licensor must, if requested to do so by Ethicor, allow Ethicor to fulfil all binding purchase orders for Products in place as of the effective date of such termination in the affected country or jurisdiction;

9.3.2	Schedule 1 shall be amended to reflect the deletion of the affected country or jurisdiction; and

9.3.3	subject to this clause 9.3, all other rights and Licenses hereunder in the affected country or jurisdiction shall terminate on the effective date of termination.

9.4
The following provisions will survive any expiration or termination of this Agreement: Clause 1 (“Definitions and Interpretation”), Clause 4 (“Financial Terms”), clause 5.4, clause 5.10, Clause 6 (“Indemnity”), Clause 7 (“Liability”), this Clause 9 (“Effects of Expiration or Termination”), Clause 10 (“Intellectual Property”), Clause 11 (“Relationship”), Clause 12 (“Confidential Information”), Clause 13 (“Force Majeure”), Clause 14 (“Entire Agreement”), Clause 15 (“Amendments”), Clause 16 (“Assignment”), Clause 17 (“Waiver”), Clause 18 (“Counterparts”), Clause 19 (“Notices”), Clause 20 (“Rights of Third Parties”) and Clause 21 (“Governing Law and Dispute Resolution”).

10.	INTELLECTUAL PROPERTY

10.1
It is expressly recognised that each Party’s Intellectual Property is the exclusive property of that Party and the Parties acknowledge that this Agreement does not operate to vest in either Party any right, title or interest in any such Intellectual Property, other than the License granted to Ethicor to use the Licensor Intellectual Property in accordance with this Agreement.

10.2
Licensor shall, in its sole discretion and at its sole expense, file for, prosecute and maintain any patent applications or patents in the Territory which are included in the Licensor Intellectual Property and which have claims covering the Products (‘Licensor Patents’). Licensor shall make available to Ethicor copies of material correspondence with any patent office in the Territory regarding the Licensor Patents to the extent they relate to Products. Ethicor shall have the right to comment upon the prosecution of the Licensor Patents, and Licensor shall reasonably consider any such comments. In the event that Licensor decides to cease activities relating to prosecuting or maintaining any Licensor Patents, Licensor shall provide written notice thereof to Ethicor and, prior to taking action that would result in the abandonment of any such Licensor Patent, Licensor shall engage in good faith discussions with Ethicor, such discussions to occur [***] prior to the date when government rights would be lost as a consequence of abandonment of such Licensor Patent.

11.	RELATIONSHIP
Nothing in this Agreement shall constitute or shall be deemed to constitute a partnership between the Parties hereto or constitute or be deemed to constitute Ethicor as agent of the Licensor for any purpose whatsoever and Ethicor shall have no authority or power to bind the Licensor or to contract in the name of or create a liability against the Licensor in any way or for any purpose. Ethicor hereby undertakes that it will in all correspondence and other dealings relating directly or indirectly to the sale, distribution or other disposal of the Products clearly indicate that it is acting solely on its own behalf and not as an agent for the Licensor.

12.	CONFIDENTIAL INFORMATION

12.1
Any proprietary or confidential information or data relating to a Party’s business, technologies or finances disclosed to the other Party under this Agreement collectively constitutes the “Confidential Information” of the disclosing Party. Neither Party will use the Confidential Information of the other Party for any purpose unrelated to the exercise of its rights or fulfillment of its obligations under this Agreement, and will hold such Confidential Information in confidence during the Term and for a period of [***] after the termination or expiration of this Agreement (except that Confidential Information identified by a Party as a trade secret shall be held in confidence for as long as such information remains a trade secret). Each Party shall exercise with respect to the Confidential Information of the other Party the same degree of care as the Party exercises with respect to its own confidential or proprietary information of a similar nature, but in no event less than reasonable care, and shall not disclose it or permit its disclosure to any third party, other than: (i) to its Affiliates, and those of its and its Affiliates’ respective employees, sublicensees, consultants, contractors, accountants, attorneys, advisors and agents, as well as to any potential acquirers, investors or lenders and their respective advisors, in each of the foregoing cases who are bound by a substantially similar obligation of confidentiality of this Agreement and (ii) by or on behalf of Ethicor to any Relevant Regulatory Authority in connection with any regulatory matters with respect to any Product. However, the foregoing undertakings of confidentiality shall not apply to any information or data which:

(a)	the receiving Party receives without obligation of confidentiality at any time from a third party lawfully in possession of same and having the right to disclose same;

(b)	is, as of the Commencement Date, in the public domain, or subsequently enters the public domain through no fault of the receiving Party;

(c)	is independently developed by the receiving Party as demonstrated by written evidence without reference to or benefit of information disclosed to the receiving Party by the disclosing Party; or

(d)	is publically disclosed pursuant to the prior, written approval of the disclosing Party.
If a Party is required to disclose any Confidential Information of the other Party pursuant to applicable law or legal process, the first Party shall (i) give prior, written notice of such required disclosure to the other Party, to the extent reasonably practicable, (ii) give reasonable assistance to the other Party, if requested thereby, seeking confidential or protective treatment thereof, and (iii) only disclose such Confidential Information to the extent required by such applicable law or legal process; provided, however, that the foregoing requirement shall not apply with respect to any disclosures by Ethicor to any Relevant Regulatory Authority.

12.2
The terms of this Agreement shall be Confidential Information of both Parties, and subject to the terms of this clause 12. Notwithstanding the foregoing, either Party may make a disclosure of terms of this Agreement (i) to any financial advisors, accountants, potential sublicensees, investors, or potential acquirers, (ii) if required by applicable law, or (iii) as otherwise permitted pursuant to clause 12.3. Except as otherwise permitted for disclosures pursuant to clause 12.3, the disclosing Party shall use all commercially reasonable efforts to preserve the confidentiality of this Agreement and the terms thereof notwithstanding any required disclosure. A Party will give the other Party written notice of any required disclosure under (ii) above, which notice shall, to the extent reasonably practicable, be given a reasonable period of time in advance of such required disclosure. In the event either Party is required to file this Agreement with the U.S. Securities and Exchange Commission or any comparable non-U.S. governmental entity, such Party shall apply for confidential treatment of this Agreement to the fullest extent permitted by applicable law, shall provide the other Party a copy of the confidential treatment request far enough in advance of its filing to give the other Party a meaningful opportunity to comment thereon, and shall incorporate in such confidential treatment request any reasonable comments of the other Party.

12.3
The Parties will mutually agree on a press release to be issued by Licensor upon execution of this Agreement or reasonably soon thereafter, which shall contain, at a minimum, Ethicor’s name and the key financial terms, excluding, without limitation, the royalty rates and other amounts to be paid hereunder. Neither Party shall make any subsequent public announcement concerning this Agreement or the terms hereof not previously made public without the prior written approval of the other Party, such consent not be unreasonably withheld or delayed by such other Party, with regard to the form, content, and precise timing of such announcement, except as may be required to be made by either Party in order to comply with applicable law, regulations, court orders, or tax, securities filings, financing arrangements, acquisitions, or sublicenses. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party in sufficient time to enable such other Party to consider and comment thereon.

12.4
The Parties acknowledge and agree that the certain Confidential Disclosure Agreement between the Parties dated as of February 5, 2013 (as amended from time to time) (the ‘Confidential Disclosure Agreement’) shall remain in full force and effect as it relates to Confidential Information (as defined therein) disclosed by Ligand to Ethicor prior to the Effective Date.

13.	FORCE MAJEURE

13.1
The obligations of each Party under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from complying therewith by any cause beyond its reasonable control including (insofar as beyond such control but without prejudice to the generality of the foregoing expression) strikes, lock-outs, labour disputes, act of God, war, riot, civil commotion, terrorist activity, malicious damage, fire, flood or storm.

13.2
In the event of either Party being so hindered or prevented, such Party shall give notice of suspension as soon as reasonably possible to the other Party stating the date and extent of such suspension and the cause thereof and the omission to give such notice shall forfeit the rights of such Party to claim such suspension. Any Party whose obligations have been suspended as aforesaid shall resume the performance of such obligations as soon as reasonably possible after the removal of the cause and shall so notify the other Party; provided, however, that no suspension shall continue for [***]. In the event that performance of obligations have been suspended for [***], then the unaffected Party may terminate this Agreement under clause 8.2.

14.	ENTIRE AGREEMENT
This Agreement, and the Confidential Disclosure Agreement, constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussion between the Parties hereto relating thereto.

15.	AMENDMENTS
Save as expressly provided herein, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of the Parties hereto.

16.	ASSIGNMENT

Neither Party may transfer or assign this Agreement or assign any rights hereunder or delegate any duties hereunder without the other Party’s prior, written consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing: [***]. Subject to the foregoing, this Agreement will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

17.	WAIVER
The failure of a Party hereto to exercise or enforce any right under this Agreement shall not be deemed to be a waiver thereof nor operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

18.	COUNTERPARTS
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same agreement. Any Party may enter into this Agreement by signing any such counterpart.

19.	NOTICES
Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) or by facsimile transmission using the relevant number set out in this Agreement or to the address of the relevant Party set out in this Agreement or such other address as either Party may notify to the other from time to time. Any such notice given as aforesaid shall be deemed to have been given at the time of delivery (if delivered by hand) or received the first working day next following the day of sending (if sent by facsimile transmission) and when received (if sent by post). Facsimile transmissions should be made to the Licensor’s Facsimile Number and Ethicor’s Facsimile Number.

20.	RIGHTS OF THIRD PARTIES
A Person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

21.	GOVERNING LAW AND DISPUTE RESOLUTION

21.1	This Agreement shall be governed by and construed in accordance with English law.

21.2
The Parties agree that the procedures set forth in this clause 21.2 shall be the exclusive mechanism for resolving any bona fide disputes, controversies or claims (collectively, "Disputes") between the Parties that arise from time to time pursuant to this Agreement relating to any Party's rights and/or obligations hereunder that cannot be resolved through good faith negotiation between the Parties.

(a)    Any Dispute shall first be referred to the Chief Executive Officer of Licensor (or such individual’s designee) and the Chief Executive Officer of Ethicor (or such individual’s designee) (each an ‘Executive’) for attempted resolution by good faith negotiations. Any such Dispute shall be submitted to such Executives no later than [***] following such request by either Party. Such Executives shall attempt in good faith to resolve any such Dispute within [***] after submission of the Dispute. In the event the Executives are unable to resolve the Dispute, the Parties shall otherwise negotiate in good faith and use reasonable efforts to settle.
(b)    If the Parties are not able to fully settle a Dispute pursuant to clause 21.2(a) above, and a Party wishes to pursue the matter, each such Dispute that is not an Excluded Claim shall be finally resolved by binding arbitration under the London Court of International Arbitration Rules, which rules are deemed to be incorporated by reference into this clause. The seat, or legal place, of arbitration shall be London, England, or such other venue as the Parties agree. The language to be used in the arbitral proceedings shall be English. The losing Party shall bear all costs and expenses (including travel, food, and lodging) and attorneys' fees and all of the arbitrators' fees and any administrative fees of arbitration. Judgment on any award may be entered in any court having jurisdiction thereof.
As used in this Section, the term "Excluded Claim" shall mean a Dispute that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.
(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective duly authorized officers in counterpart originals, effective as of the date first above written.

LIGAND PHARMACEUTICALS INCORPORATED By: /s/ Charles Berkman Print Name: Charles Berkman Title: VP, General Counsel & Secretary	ETHICOR PHARMACEUTICALS LTD By: /s/ Bruce H. Green Print Name: Bruce H. Green Title: Vice President Business Development – North America

SCHEDULE 1
The Territory
Territory means [***].
As of the Commencement Date, the countries that are within the Territory consist of the following:
[***]